Exhibit 99.1

Corporate

Investor Relations

Conceptus

Lippert/Heilshorn & Associates

Gregory Lichtwardt, CFO

Kim Sutton Golodetz

(650) 628-4700

(212) 838-3777

glichtwardt@conceptus.com	kgolodetz@lhai.com

Bruce Voss

(310) 691-7100
bvoss@lhai.com

Media
Cohn & Wolfe
Arleen Goldenberg
(212) 798-9749
Arleen_Goldenberg@nyc.cohnwolfe.com

CONCEPTUS REPORTS THIRD QUARTER FINANCIAL RESULTS

Year-to-date net sales up 47%

SAN CARLOS, Calif. (November 8, 2004) – Conceptus, Inc. (Nasdaq: CPTS), developer of the non-incisional permanent birth control procedure Essure®, today reported financial results for the three and nine months ended September 30, 2004.

Consistent with guidance provided on October 1, net sales for the third quarter of 2004 were $2.8 million, up 26% over net sales of $2.3 million in the third quarter of 2003 and unchanged from net sales in the second quarter of 2004.  The net loss for the third quarter of 2004 was $6.3 million, or $0.25 per share, an improvement of $0.2 to $0.5 million compared with recent guidance.  This compares with a net loss of $9.0 million, or $0.41 per share, in the third quarter of 2003 and a net loss of $6.2 million, or $0.25 per share, in the second quarter of 2004.

For the nine months ended September 30, 2004, Conceptus reported net sales of $8.0 million, up 47% over net sales of $5.4 million during the comparable period in 2003.  The net loss for the nine months ended September 30, 2004 of $19.6 million, or $0.80 per share, compares favorably to the net loss of $30.5 million, or $1.42 per share, for the comparable period one year ago.

The increase in net sales for the three and nine month period in 2004 over 2003, is attributable to higher commercial sales of Essure in the United States as a result of an increase in the number of physicians using the product.  During the third quarter of 2004, Conceptus enrolled 168 physicians into the Essure preceptorship program and there are now 1,401 physicians performing the Essure procedure. Utilization rates among physicians certified to perform the Essure procedure remained similar to levels in the second quarter of 2004 at slightly less than one procedure per month.

Gross profit for the third quarter of 2004 was $1.3 million, or a gross margin of 45%.  This compares with a gross profit of $0.4 million for the third quarter of 2003, or a gross margin of 20%. The increase in gross profit margin is related to higher sales volume and lower product cost associated with the Company’s outsourcing of production to Mexico.

Research and development (R&D) expenses were $1.0 million for the third quarter of 2004, compared with $1.5 million in the third quarter of 2003.  This decline is the result of decreased clinical and regulatory affairs expenses as well as to lower product development expenditures.

Selling, general and administrative expenses were $6.7 million for the third quarter of 2004, down from $8.0 million in the third quarter of 2003 and up slightly from $6.5 million in the second quarter of 2004.  The sequential-quarter increase reflects higher expenses related to advertising and to Sarbanes-Oxley compliance expenditures in 2004.  The year-over-year decrease was due to lower legal fees and the Company’s substantially different approach to training physicians in 2003, as well as to the previously reported spin-off of the Company’s subsidiary in France in January 2004.

Cash, cash equivalents, short-term investments and restricted cash were $37.3 million at September 30, 2004.  For the quarter, the Company used $5.8 million in cash compared with a cash usage of $8.6 million during the third quarter of 2003 and $5.2 million during the second quarter of 2004.

“Subsequent to the close of the quarter, we were pleased to receive news regarding the CPT code values for Essure set by the Centers for Medicare and Medicaid Services (CMS),” said Mark Sieczkarek, President and CEO of Conceptus.  “We are encouraged by this reimbursement decision and expect it to be a very positive influence on our commercialization efforts for Essure.  We also believe that the reimbursement levels set speak highly of the support in the medical community for the Essure procedure.”

Conference Call

Management will host an investment-community conference call beginning at 4:30 p.m. Eastern Time today to discuss the results and to answer questions.  To participate in the live call by telephone, please dial (888) 803-8296 from the U.S., or for international callers, please dial (706) 634-1250.  Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Company’s website, www.conceptus.com.  A replay will be available on the website for 14 days.

A telephone replay will be available from 7:30 p.m. Eastern Time November 8, 2004 through 11:59 p.m. Eastern Time on November 10, 2004 by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering conference ID number 1694299.

About Essure

The Essure procedure deploys a soft micro-insert into the fallopian tube through the cervix using a minimally invasive transcervical tubal access catheter.  Once in place, the device is designed to elicit tissue growth in and around the micro-insert to form an occlusion or blockage in the fallopian tube.  An Essure procedure does not require cutting or penetrating the abdomen and can be performed in a less costly procedure setting without general anesthesia. A woman is able to return home about 45 minutes after the procedure is completed. There is a three-month waiting period after the procedure during which women must use another form of birth control.   Essure is 99.80% effective after three years of follow-up.

About Conceptus

Conceptus, Inc. manufactures and markets Essure, an innovative medical device and procedure, designed to provide a non-incisional alternative to tubal ligation, which is the leading form of birth control worldwide.  The availability of Essure in the U.S. is expected to open up a market currently occupied by incisional tubal ligation and vasectomy, which combined account for over 1 million procedures annually.

Additional information about the Essure procedure is available at www.Essure.com or by calling the Essure Information line at 1-877-ESSURE1.  Additional information about Conceptus is available at www.conceptus.com or by calling 1-877-ESSURE2.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties.  The effect of CPT code reimbursement on commercialization efforts and market demand for our product, among other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements.  Such differences may be based upon factors within the Company’s control, such as strategic planning decisions by management and re-allocation of internal resources, or on factors outside of the Company’s control, such as decisions by insurance companies, delays by regulatory authorities, scientific advances by third parties and introduction of competitive products, as well as those factors set forth in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission.

(Tables to follow)

Conceptus, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003

Net sales	$2,840	$2,252	$7,990	$5,446

Cost of goods sold	1,559	1,809	5,355	4,725

Gross profit	1,281	443	2,635	721

Operating expenses:
Research and development	1,045	1,521	3,249	4,788
Selling, general and administrative	6,734	7,995	19,403	26,944

Total operating expenses	7,779	9,516	22,652	31,732

Operating loss	(6,498)	(9,073)	(20,017)	(31,011)

Interest and other income, net	158	97	368	464

Net loss	$(6,340)	$(8,976)	$(19,649)	$(30,547)

Basic and diluted net loss per share	$(0.25)	$(0.41)	$(0.80)	$(1.42)

Shares used in computing basic and diluted net loss per share	25,304	21,635	24,540	21,506

Conceptus, Inc.

Condensed Consolidated Balance Sheets

(In thousands, Unaudited)

	September 30 2004	December 31, 2003

Cash, cash equivalents, short-term investments and restricted cash	$37,273	$30,863
Accounts receivable, net	1,761	1,582
Inventories, net	1,790	2,682
Other current assets	1,056	504

Total current assets	41,880	35,631

Property and equipment, net	1,433	2,031
Intangible assets, net	1,800	1,950
Other assets	2,038	2,238

Total assets	$47,151	$41,850

Total liabilities	4,474	8,113

Common stock and additional paid in capital	219,586	190,971
Accumulated other comprehensive income	—	26
Accumulated deficit	(176,909)	(157,260)

Total stockholders’ equity	42,677	33,737

Total liabilities and stockholders’ equity	$47,151	$41,850

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